Exhibit 23.4

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Big Tree Cloud Holdings Limited on Amendment No.1 to Form F-4 [FILE NO. 333-277882] of our report dated April 14, 2023, which includes an explanatory paragraph as to Plutonian Acquisition Corp.’s ability to continue as a going concern, with respect to our audit of the financial statements of Plutonian Acquisition Corp. as of December 31, 2022 and for the year then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

East Hanover, New Jersey

March 25, 2024